FOR IMMEDIATE RELEASE

December 21, 2004

Contacts: (Media) Marybeth Thorsgaard (763) 764-6364

    (Analysts)       Kris Wenker (763) 764-2607

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2005
SECOND QUARTER

Net Sales Increased 4 Percent

Diluted Earnings Per Share Rose 20 Percent

Company Reaffirms Fiscal 2005 Guidance

        MINNEAPOLIS, MINN. — General Mills, Inc. (NYSE: GIS) today reported results for the second quarter of fiscal 2005. Net sales for the 13 weeks ended Nov. 28, 2004, increased 4 percent to $3.17 billion. Earnings after tax increased 19 percent to $367 million, as higher commodity and other input costs were more than offset by increased sales, lower restructuring and other identified items expense, and a lower effective tax rate due to the resolution of certain tax items. Diluted earnings per share (EPS) totaled 97 cents compared to 81 cents in last year’s second quarter.

        Net results for both years include certain identified costs (described in detail below). For the second quarter of 2005, these costs totaled $11 million pretax, $7 million after tax. Last year’s second quarter included identified costs of $28 million pretax, $18 million after tax. Excluding these identified items from

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both periods, second quarter diluted earnings per share would total 99 cents in 2005 and 85 cents in 2004.

        Chairman and Chief Executive Officer Steve Sanger said, “In the second quarter, the pricing and productivity initiatives we’ve implemented to offset higher input costs began contributing to our bottom line. Our 4 percent net sales growth outpaced the 1 percent increase in our worldwide unit volume. And productivity initiatives contributed to 6 percent growth in operating profit for the quarter.”

        Through the first half of fiscal 2005, General Mills’ net sales grew 3 percent to $5.75 billion. Earnings after tax increased 3 percent to $550 million, and diluted EPS increased 3 percent to $1.44 per share. Identified items expense in the first half of 2005 totaled $56 million pretax, $36 million after tax, compared to $43 million pretax, $28 million after tax in the first half of 2004. Excluding identified items expense from both years, first-half diluted earnings per share would total $1.54 in 2005, up 5 percent from $1.47 in 2004.

Identified Items
General Mills recorded certain identified costs in the second quarter and first half of both 2005 and 2004. We separately identify these costs because we believe doing so improves the comparability of year-to-year results of operations. In 2005, these expenses included restructuring costs associated with a previously announced international production consolidation, domestic supply chain initiatives and accelerated depreciation of assets associated with those supply chain actions. In 2004, identified items included costs relating to the Pillsbury merger (such as consulting, system conversions, relocation, training and communications) recorded in selling, general and administrative expense, and restructuring costs primarily related to plant closures in the Netherlands and Atwater, Calif.

        A reconciliation of earnings and EPS with and without these costs appears in the table below. Earnings and EPS excluding identified items are measures of performance that are not defined by generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, our net earnings

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and diluted EPS as reported on a GAAP basis. Please refer to our consolidated financial statements and accompanying footnotes for additional information regarding our classification of these items and for presentation of results in accordance with GAAP.

SECOND QUARTER / FIRST HALF EARNINGS SUMMARY

(in millions, except per share data)

	Second Quarter		First Half

	F05	F04	F05	F04

Earnings After Tax (EAT)
Before Identified Items	$ 374	$ 326	$ 586	$ 563
Restructuring and other exit costs	(2)	(6)	(28)	(6)
Associated costs (1)	(5)	—	(8)	—
Merger-related costs (2)	—	(12)	—	(22)

Net Earnings	$ 367	$ 308	$ 550	$ 535

Avg. Diluted Shares Outstanding	377	383	382	383

Diluted Earnings per Share
Before Identified Items	$ .99	$ .85	$ 1.54	$ 1.47
Restructuring and other exit costs	(.01)	(.02)	(.07)	(.02)
Associated costs (1)	(.01)	—	(.02)	—
Merger-related costs (2)	—	(.03)	—	(.06)

Diluted EPS	$ .97	$ .81	$ 1.44	$ 1.40

(1) Primarily accelerated depreciation included in cost of sales
(2) Included in SG&A

Note: Numbers may not add due to rounding

U.S. Retail Segment Results
Net sales for the company’s U.S. Retail segment grew 3 percent to $2.28 billion for the quarter. Unit volume was up 2 percent. Operating profits for the segment increased 5 percent to $567 million.

        Pillsbury USA and Baking Products made the strongest contributions to second-quarter unit volume growth. Pillsbury USA unit volume was up 4 percent led by refrigerated dough, frozen baked goods and Totino’s pizza and hot snacks. Baking Products volume, primarily Betty Crocker desserts, increased 8 percent driven by effective merchandising programs. Volume for Yoplait yogurt

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was up 6 percent with cup yogurt and Go-GURT yogurt-in-a-tube continuing to post good growth. Meals volume was up modestly with good gains on Old El Paso Mexican products, Green Giant frozen vegetables and Betty Crocker dinner mixes. Progresso soup unit volume was flat for the quarter, compared to double-digit volume growth in the period last year when eight Rich and Hearty varieties were being introduced. Big G cereal volume was flat for the quarter, and Snacks unit volume decreased 1 percent reflecting high levels of competitive new product activity.

        Consumer retail purchases of the company’s products grew 1 percent in the quarter, despite strong year-ago performance when composite consumer sales for the company’s major product lines increased 4 percent.

        Through the first half, net sales for the U.S. Retail segment grew 3 percent to $4.04 billion. Operating profit totaled $921 million in 2005 compared to $940 million in last year’s first half.

Bakeries and Foodservice Segment Results
Net sales for General Mills’ Bakeries and Foodservice operations fell 3 percent in the second quarter to $456 million, as positive pricing and mix were offset by a 7 percent decline in unit volume. Volumes in convenience stores and vending channels increased 7 percent. Unit volume in bakery channels was down 5 percent, an improving trend compared to an 11 percent decline in the first quarter. Shipments to restaurants and foodservice operators were down 11 percent. Operating profits totaled $46 million, up from the first quarter but below last year’s second-quarter results of $52 million.

        Through the first six months of fiscal 2005, Bakeries and Foodservice net sales were 2 percent below the prior year, and unit volume was down 6 percent. First half operating profits totaled $69 million in 2005 and $81 million in 2004.

International Segment Results
Net sales for the company’s consolidated international businesses were up 13 percent to $436 million in the second quarter. Unit volume increased 5 percent

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with good gains in the Asia/Pacific region and Latin America. Favorable currency effects contributed seven points of sales growth. Operating profits for the segment increased to $49 million this year compared to $30 million a year ago.

        Through the first half of the fiscal year, total unit volume for the segment was up 4 percent, sales grew 12 percent and operating profits reached $85 million, up more than 50 percent from last year’s first half.

Joint Ventures
Earnings from joint ventures grew 50 percent in the second quarter to $24 million after tax. Unit volumes for Cereal Partners Worldwide (CPW), our joint venture with Nestle, and Snack Ventures Europe (SVE), our joint venture with PepsiCo, were up 6 percent and 1 percent, respectively. Unit volume for the company’s Haagen-Dazs ice cream joint ventures fell 8 percent due to bad weather in Japan. 8th Continent, the company’s soy products joint venture with DuPont, posted double-digit volume growth as 8th Continent soymilk continues to gain market share.

        Through the first six months, earnings from joint ventures increased 39 percent to $50 million after tax.

Corporate Items
Interest expense for the second quarter totaled $125 million. Through the first half of 2005, interest expense totaled $238 million, down 9 percent from last year due to lower debt levels. The effective tax rate for the quarter was 33 percent, compared to 35 percent in the second quarter of fiscal 2004. The lower rate was due primarily to the resolution of certain tax issues for which liabilities had previously been established. During the second quarter, the company repurchased 16.6 million shares from Diageo plc. As a result, average diluted shares outstanding for the period were 377 million compared to 383 million last year.

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Outlook
Looking ahead to the second half of fiscal 2005, Sanger said, “Our plans call for continuing contributions from both productivity and pricing. In particular, we expect our list price increases and higher merchandised price points to be increasingly reflected at retail. We’ll also have one less selling week in this year’s fourth quarter compared to last year. To counter those challenges, we’re bringing strong levels of news and innovation to our product lines, such as making all Big G cereals a good source of whole grain.”

        The company reaffirmed its target for full-year diluted EPS of $2.75 to $2.80, including identified items expense of approximately 10 to 15 cents per share. This guidance does not include an anticipated one-time gain from the redemption by PepsiCo of General Mills’ 40.5 percent interest in the SVE joint venture. That transaction was announced on Dec. 13, 2004, and is expected to be completed in early calendar 2005.

General Mills will hold a briefing for investors today, Dec. 21, 2004, beginning at 3:00 pm EST. You may access the web cast from General Mills' corporate home page: www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; developments in and the outcome of the pending SEC investigation; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. Our predictions about future debt reduction could be affected by a variety of factors including items listed above that could impact future earnings. Our debt reduction goals could also be affected by changes in economic conditions, including interest rates, laws and regulations. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended		26 Weeks Ended

	November 28, 2004	November 23, 2003	November 28, 2004	November 23, 2003

Net Sales	$3,168	$3,060	$5,753	$5,578

Costs & Expenses:
Cost of sales	1,889	1,797	3,470	3,271
Selling, general and administrative	637	677	1,248	1,268
Interest, net	125	127	238	261
Restructuring and other exit costs	3	9	43	9

Total Costs and Expenses	2,654	2,610	4,999	4,809

Earnings before Taxes and Earnings from Joint Ventures	514	450	754	769

Income Taxes	171	158	254	270

Earnings from Joint Ventures	24	16	50	36

Net Earnings	$367	$308	$550	$535

Earnings per Share - Basic	$.99	$.82	$1.47	$1.44

Average Number of Shares - Basic	370	374	375	373

Earnings per Share - Diluted	$.97	$.81	$1.44	$1.40

Average Number of Shares - Assuming Dilution	377	383	382	383

Note:

In the second quarter of fiscal 2005, we recorded $3 million of restructuring and other exit costs associated with restructuring actions previously announced. In the second quarter of fiscal 2004, we recorded restructuring and other exit costs of $9 million pretax, primarily related to plant closures in the Netherlands and Atwater, California.

In the first half of fiscal 2005, we recorded restructuring and other exit costs of $43 million, consisting of $38 million of charges associated with supply chain initiatives to further increase asset utilization and reduce manufacturing and sourcing costs, and $5 million of charges associated with restructuring actions previously announced. The supply chain actions included decisions to: close our flour milling plant in Vallejo, California; close our par-baked bread plant in Medley, Florida; relocate bread production from our Swedesboro, New Jersey plant; relocate a portion of our cereal production from Cincinnati, Ohio; and close our snacks foods plant in Iowa City, Iowa. In the first half of fiscal 2004, the only restructuring charges were those recorded in the second quarter.

These supply chain actions are also resulting in certain associated expenses, primarily adjustments to the depreciable life of the assets necessary to reflect the shortened asset lives which now coincide with the final production dates at the Cincinnati and Iowa City plants. These associated expenses are being recorded as cost of sales. The fiscal 2005 expense recorded in cost of sales was $8 million and $13 million in the second quarter and first half, respectively.

GENERAL MILLS, INC.
OPERATING SEGMENTS
(Unaudited) (In Millions)

	13 Weeks Ended		26 Weeks Ended

	November 28, 2004	November 23, 2003	November 28, 2004	November 23, 2003

Net Sales:
U.S. Retail	$2,276	$2,203	$4,036	$3,926
Bakeries and Foodservice	456	471	877	899
International	436	386	840	753

Total	$3,168	$3,060	$5,753	$5,578

Operating Profit:
U.S. Retail	$567	$541	$921	$940
Bakeries and Foodservice	46	52	69	81
International	49	30	85	54

Total	662	623	1,075	1,075

Unallocated corporate items	(20)	(37)	(40)	(36)
Restructuring and other exit costs	(3)	(9)	(43)	(9)
Interest, net	(125)	(127)	(238)	(261)

Earnings before taxes and earnings
from Joint Ventures	$514	$450	$754	$769

GENERAL MILLS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited) (In Millions)

	November 28, 2004	November 23, 2003	May 30, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$561	$695	$751
Receivables	1,146	1,196	1,010
Inventories	1,233	1,321	1,063
Prepaid expenses and other	180	177	222
Deferred income taxes	187	209	169

Total Current Assets	3,307	3,598	3,215

Land, Buildings and Equipment	5,426	5,088	5,319
Less accumulated depreciation	(2,371)	(2,075)	(2,208)

Net Land, Buildings and Equipment	3,055	3,013	3,111
Goodwill	6,725	6,671	6,684
Other Intangible Assets	3,637	3,619	3,641
Other Assets	1,925	1,878	1,797

Total Assets	$18,649	$18,779	$18,448

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,132	$1,260	$1,110
Current portion of debt	19	246	233
Notes payable	347	956	583
Other current liabilities	857	673	831

Total Current Liabilities	2,355	3,135	2,757
Long-term Debt	7,429	7,817	7,410
Deferred Income Taxes	1,814	1,711	1,773
Other Liabilities	933	1,075	961

Total Liabilities	12,531	13,738	12,901

Minority Interests	1,135	298	299

Stockholders' Equity:
Common stock	5,663	5,702	5,680
Retained earnings	4,041	3,409	3,722
Less common stock in treasury	(4,623)	(4,077)	(3,921)
Unearned compensation	(87)	(48)	(89)
Accumulated other comprehensive income	(11)	(243)	(144)

Total Stockholders' Equity	4,983	4,743	5,248

Total Liabilities and Equity	$18,649	$18,779	$18,448

Note: Certain prior period amounts have been reclassified to conform with the current period presentation.